Exhibit 23.2

Consent of Independent Accountants

We have issued our report dated October 30, 2020, with respect to the consolidated financial statements of Vincent Group p.l.c. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the Caption “Experts.”

/s/ Grant Thornton Limited

Grant Thornton Limited
Birkirkara, Malta

December 14, 2020